Exhibit 99.1

TMT Acquisition Corp Shareholders Approve Business Combination with eLong Power Holding Limited

New York, NY, October 29, 2024 (GLOBE NEWSWIRE) – TMT Acquisition Corp (Nasdaq: TMTCU, TMTC, and TMTCR), a publicly traded special purpose acquisition company, announced at its extraordinary general meeting earlier today, October 29, 2024, that its shareholders voted to approve the previously announced business combination with eLong Power Holding Limited (“eLong Power”), a provider of high power battery technologies for commercial and specialty vehicles and energy storage systems.

The transaction has been unanimously approved by the Board of Directors of TMT and eLong Power. Subject to certain contractual as well as customary closing conditions, the business combination is expected to close in the coming weeks. As part of the consummation of the business combination, the newly combined public company is expected to trade on the Nasdaq Stock Market under the symbol “ELPW”.

The business combination is expected to provide eLong Power with access to the U.S. public equity markets, thereby accelerating its business expansion and bolstering eLong Power’s position to explore additional growth and value- creating opportunities.

Advisors

The Crone Law Group P.C. is acting as U.S. legal advisor to TMTC. Ogier Global is acting as the Cayman Islands legal advisor to TMTC. Graubard Miller is acting as U.S. legal advisor to eLong Power, Harneys is acting as Cayman Islands legal advisor to eLong Power and Han Kun Law Offices is acting as China legal advisor to eLong Power.

About eLong Power

eLong Power Holding Limited, a Cayman Islands exempted company, is committed to the research and development, manufacturing, sales and service of high-power lithium-ion batteries for electric vehicles and construction machinery, as well as large-capacity, long-cycle lithium-ion batteries for energy storage systems. eLong Power is led by Ms. Xiaodan Liu, eLong Power’s Chairwoman and CEO.

eLong Power has a comprehensive product and technology system that includes battery cells, modules, system integration, and battery management system development, based on high-power lithium-ion batteries and battery system products for long-cycle energy storage devices. eLong Power offers advanced energy applications and full life cycle services. Its product portfolio includes products utilizing lithium manganese oxide and lithium iron phosphate, among others, to meet the needs of high-power applications and energy storage applications in various scenarios.

About TMT Acquisition Corp

TMT Acquisition Corp is a blank check company, also commonly referred to as a special purpose acquisition company (SPAC), formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses or entities. TMTC is led by Dajiang (“DJ”) Guo, Chairman and Chief Executive Officer, and Jichuan Yang, Chief Financial Officer, who are growth-oriented executives with a long track record of value creation across industries.

Forward-looking Statements

This press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding the benefits of the transaction, the anticipated timing of the transaction, the products offered by eLong Power and the markets in which it operates, and eLong Power’s projected future results. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this document, including, but not limited to: the risk that the transaction may not be completed by TMTC’s business combination deadline; the failure to satisfy one or more of the conditions to the consummation of the transaction; the occurrence of any event, change or other circumstance that could give rise to the termination of the business combination agreement; the effect of the announcement or pendency of the transaction on eLong Power’s business relationships, performance, and business generally; risks that the proposed business combination disrupts current plans or operations of eLong Power; the outcome of any legal proceedings that may be instituted against eLong Power or TMTC related to the business combination agreement or the proposed business combination; the ability of eLong Power to have its securities listed on Nasdaq commencing on the closing of the transaction and maintain such listing thereafter; after the closing of the transaction, the price of eLong Power Inc.’s securities may be volatile due to a variety of factors, including changes in the competitive and highly regulated industries in which eLong Power Inc. will operate, variations in performance across competitors, changes in laws and regulations affecting eLong Power Inc.’s business and changes in its capital structure; the ability to implement business plans, forecasts, and other expectations after the completion of the proposed business combination, and identify and realize additional opportunities provided by the business combination; its need for substantial additional funds; the parties’ dependence on third-party suppliers; risks relating to the results of research and development activities, market and other conditions; its ability to attract, integrate, and retain key personnel; risks related to its growth strategy; patent and intellectual property matters; and the parties’ ability to obtain, perform under and maintain financing and strategic agreements and relationships. Accordingly, these forward-looking statements do not constitute guarantees of future performance, and you are cautioned not to place undue reliance on these forward-looking statements. Risks regarding TMTC’s and eLong Power’s business are described in detail in TMTC’s and eLong Power’s SEC filings which are available on the SEC’s website at www.sec.gov, including in eLong Power’s registration statement on Form F-4 (File No. 333-280512) and TMTC’s registration statement on Form S-1 (File No. 333-259879), filed with the SEC and updated by TMTC’s and eLong Power’s subsequent filings with the SEC. These forward-looking statements speak only as of the date hereof, and TMTC expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations or any changes in events, conditions, or circumstances on which any such statement is based, except as required by law.

eLong Power Investor Contact:

Shilin Xun

Email: xunshilin@elongpower.com

TMTC Contact:

Dajiang Guo

Email: dguo@tmtacquisitioncorp.com

347-627-0058